UNSECURED PROMISSORY NOTE

$35,000                                                                                               May 2, 2013

FOR VALUE RECEIVED, the undersigned, TITAN OIL & GAS, INC., a Nevada Corporation (the “Maker”), promises to pay to Empire Capital, Inc., (the “Payee”), on or before one year from the date of execution of this Note (the “Payment Date”) the principal sum of thirty-five thousand and 00/100 ($35,000.00) Dollars (the “Principal Amount”).

1.	Interest Rate

Interest shall accrue on the unpaid balance of the Principal Amount at a rate of three percent (3.0%) per year (the “Interest Rate”). All interest payable hereunder shall be computed on the basis of actual days elapsed and shall be due and payable on the Payment Date.

Maker shall have the right to prepay all or any portion of the Outstanding Principal Amount and accrued interest thereon at any time without penalty or premium. All payments hereunder when paid shall be applied first to the payment of all accrued interest and the balance shall be applied to principal.

Notwithstanding any provision contained herein, the total liability of Maker for payment of interest pursuant hereto, including late charges, shall not exceed the maximum amount of such interest permitted by law to be charged, collected, or received from Maker, and if any payments by Maker include interest in excess of such a maximum amount, Payee shall apply such excess to the reduction of the unpaid principal amount due pursuant hereto, or if none is due, such excess shall be refunded.

2.	Miscellaneous

This Note shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Maker and Payee.

All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given if delivered in person against written receipt, by facsimile transmission, overnight courier prepaid, or mailed by prepaid first class registered or certified mail, postage prepaid, return receipt requested to the respective parties.

All such notices, requests and other communications will (i) if delivered personally be deemed given upon delivery, (ii) if delivered by facsimile transmission be deemed given upon receipt, (iii) if delivered by overnight courier be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt or (iv) if delivered by mail be deemed given on the earlier of the third business day following mailing or upon receipt.

This Note is to be governed by and construed in accordance with the laws of the State of Nevada. In any action brought under or arising out of this Note, the Maker hereby consents to the in personam jurisdiction of any state or federal court sitting in Nevada and waives any claim or defense that such forum is not convenient or proper, and consents to service of process by any means authorized by Nevada law.

TITAN OIL & GAS, INC.

By: /s/ Michal Gnitecki
Name: Michal Gnitecki
Title:  President and CEO

PAYEE

/s/ Aaliyah Whittaker
Name:  Aaliyah Whittaker
Title: President